                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (dollars in millions)

                                                                     Three
                                                                     Months
                                                                     Ended
                                                                   March 31,
                                                                   -----------
                                                                   1999  1998
                                                                   ----  -----
Net income (loss)................................................. $(48) $  69
Add:
  Interest........................................................   75     47
  Interest capitalized............................................    1     --
  Portion of rentals representative of interest factor............    3      3
  Income tax expense (benefit) and other taxes on income..........  (11)    33
  Fixed charges of unconsolidated subsidiaries....................    1      1
                                                                   ----  -----
    Earnings as defined........................................... $ 21  $ 153
                                                                   ====  =====
Interest.......................................................... $ 75  $  47
Interest capitalized..............................................    1     --
Amortization of capitalized debt expense..........................    1     --
Portion of rentals representative of interest factor..............    3      3
Fixed charges of unconsolidated subsidiaries......................    1      1
                                                                   ----  -----
    Fixed charges as defined...................................... $ 81  $  51
                                                                   ====  =====
Preferred dividends:
  Amount declared................................................. $  2  $   2
  Gross-up to pre-tax based effective rates of 19% and 32%,
   respectively................................................... $  2  $   3
Ratio of earnings to fixed charges and preferred dividends........   --   2.83x
                                                                   ====  =====
Deficiency of earnings to fixed charges........................... $(60)    --
                                                                   ====  =====

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